Exhibit (d)(53)
FORM OF
Schedule A

	Annual Investment Advisory Fee
Portfolio	(as a percentage of average daily net assets)
International Value Portfolio	0.85%
International Small-Cap Portfolio	1.05%
Diversified Research Portfolio	0.90%
Equity Portfolio	0.65%
Technology Portfolio	1.10%
Short Duration Bond Potfolio	0.60%
Concentrated Growth Portfolio	1.05%
Diversified Bond Portfolio	0.60%
Growth LT Portfolio	0.75%
Focused 30 Portfolio	0.95%
Health Sciences Portfolio	1.10%
Mid-Cap Value Portfolio	0.85%
Large-Cap Growth Portfolio	0.95%
(formerly called Blue Chip Portfolio)
Capital Opportunities Portfolio	0.80%
International Large-Cap Portfolio	1.05%
Equity Index Portfolio	0.25%
Small-Cap Index Portfolio	0.50%
Fasciano Small Equity Portfolio	0.80%
(formerly called Aggressive Equity Portfolio)
Small-Cap Value Portfolio	0.95%
Multi-Strategy Portfolio	0.65%
Main Street Core Portfolio	0.65%
Emerging Markets Portfolio	1.00%
Managed Bond Portfolio	0.60%
Inflation Managed Portfolio	0.60%
Money Market Portfolio	0.40%	First $250 million
	0.35%	Next $250 million
	0.30%	Excess of $500 million
High Yield Bond Portfolio	0.60%
Equity Income Portfolio	0.95%
Large-Cap Value Portfolio	0.85%
Comstock Portfolio	0.95%
Mid-Cap Growth Portfolio	0.90%
Real Estate Portfolio	1.10%
American Funds Growth Portfolio*	0.95%
American Funds Growth-Income Portfolio*	0.95%
VN Small-Cap Value Portfolio	0.95%

*	See respective addendums that address the fees for these portfolios.

Dated:	May 1, 2006

     IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be executed by their officers designated below on the date written above.
PACIFIC SELECT FUND

By:	By:

Name: James T. Morris	Name: Audrey L. Milfs
Title: President	Title: Secretary
PACIFIC LIFE INSURANCE COMPANY

By:	Attest:

Name: James T. Morris	Name: Audrey L. Milfs
Title: Chief Operating Officer	Title: Vice President and Secretary